Exhibit 4.1

Warrant Agreement

The registered Holder of this Warrant agrees by his, her or its acceptance hereof, that such Holder will not for a period of One Hundred Eighty (180) days beginning on the date of commencement of sales of the offering: (a) sell, transfer, assign, pledge or hypothecate this WarranT or the securities issuable hereunder to anyone except as provided IN FINRA Rule 5110(E), or (b) cause this Warrant or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Warrant or the securities hereunder, except as provided for in FINRA Rule 5110(E)(2).

THIS WARRANT IS NOT EXERCISABLE PRIOR TO [●], 2021. VOID AFTER 5:00 P.M., EASTERN TIME, [●], 20261.

WARRANT

For the Purchase of [●]2 Ordinary Shares

of

China Eco-Materials Group Co. Limited

Warrant No.: [●]

Date of Issuance: [●] (“Issuance Date”)3

1. Warrant. THIS CERTIFIES THAT, pursuant to that certain Underwriting Agreement by and between China Eco-Materials Group Co. Limited, a Cayman Islands company (the “Company”) and Network 1 Financial Securities, Inc. (“Network 1”), as representative (the “Representative”) of the several underwriters listed in Schedule A thereto (the “Underwriters”), dated [●], 2021 (the “Underwriting Agreement”), Network 1 (in such capacity with its permitted successors or assigns, the “Holder”), as registered owner of this Warrant, is entitled, at any time or from time to time from the Issuance Date, and at or before 5:00 p.m., Eastern time, [●], 2026 (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to [●] ordinary shares, $0.0001 par value, of the Company (the “Ordinary Shares”), subject to adjustment as provided in Section 6 hereof. If the Expiration Date is a day on which banking institutions are authorized by law or executive order to close, then this Warrant may be exercised on the next succeeding business day which is not such a day in accordance with the terms herein, provided, however, for clarification, that banking institutions shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of banking institutions in The City of New York generally are open for use by customers on such day. During the period commencing on the date hereof and ending on the Expiration Date, the Company agrees not to take any action that would terminate this Warrant. This Warrant is initially exercisable at $[●]4 per Ordinary Share (the “Exercise Price”); provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Warrant, including the Exercise Price per Ordinary Share and the number of Ordinary Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context. Any term not defined herein shall have the meaning ascribed thereto in the Underwriting Agreement.

1 5th year anniversary from the commencement of sales of the Offering.

2 Warrants to purchase an amount equal to ten percent (10%) of the Ordinary Shares sold in the offering

3 The issuance date should be the Closing Date, as defined in the Underwriting Agreement.

4 140% of the public offering price.

2. Exercise.

2.1. Exercise Form. In order to exercise this Warrant, the exercise form attached hereto as Exhibit A (the “Exercise Form”) must be duly executed and completed and delivered to the Company, together with this Warrant and payment of the Exercise Price for the Shares (payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check to the order of the Company). If the rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2. Cashless Exercise. In lieu of exercising this Warrant by payment of cash or check payable to the order of the Company pursuant to Section 2.1 above, Holder may elect to receive the number of Ordinary Shares equal to the value of this Warrant (or the portion thereof being exercised), by surrender of this Warrant to the Company, together with the Exercise Form, in which event the Company shall issue to Holder, Ordinary Shares in accordance with the following formula:

Y (A-B)
X=	________
A

Where,	X	=	The number of Ordinary Shares to be issued to Holder;
	Y	=	The number of Ordinary Shares for which the Warrant is being exercised;
	A	=	The fair market value of one Ordinary Share; and
	B	=	The Exercise Price.

For purposes of this Section 2.2, the fair market value of an Ordinary Share is defined as follows:

(i) if the Ordinary Shares are traded on a securities exchange, the value shall be deemed to be the average closing price of the Ordinary Shares on such exchange for the five consecutive trading days ending on the day immediately prior to the Exercise Form being submitted in connection with the exercise of this Warrant; or

(ii) if the Ordinary Shares are actively traded over-the-counter, the value shall be deemed to be the average closing price of the Ordinary Shares for the five consecutive trading days ending on the trading day immediately prior to the Exercise Form being submitted in connection with the exercise of the Warrant; or

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Company’s Board of Directors.

2.3. Legend. Each certificate for the Ordinary Shares purchased under this Warrant shall bear the following legends unless such securities have been registered under the Securities Act of 1933, as amended (the “Act”):

(i) “The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state law. Neither the securities nor any interest therein may be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law which, in the opinion of counsel to the Company, is available”; or

(ii) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by a certificate, instrument, or book entry so legended.

3. Transfer.

3.1. General Restrictions. The registered Holder of this Warrant agrees by his, her or its acceptance hereof, that such Holder will not: (a) sell, transfer, assign, pledge or hypothecate this Warrant or the securities issuable hereunder to anyone other than: (i) Network 1 or an underwriter or selected dealer participating in the offering (the “Offering”) contemplated by the Underwriting Agreement, or (ii) other persons set forth in FINRA Rule 5110(e)(2), each of whom shall have agreed to the restrictions contained herein, in accordance with FINRA Rule 5110(e), or (b) cause this Warrant or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Warrant or the securities hereunder, except as provided for in FINRA Rule 5110(e)(2), until the end of the 180 day period beginning on the date of commencement of sales of the Offering. On and after that date that is 180 days period beginning on the date of commencement of sales of the Offering, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form, attached hereto as Exhibit B, duly executed and completed, together with this Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five business days transfer this Warrant on the books of the Company and shall execute and deliver a new Warrant or Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Ordinary Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment. For the avoidance of doubt, the restricted activities mentioned above do not include the rights of the registered Holder of this Warrant to exercise this Warrant and receive the securities issuable hereunder at any time after the Issuance Date.

3.2. Restrictions Imposed by the Act. The securities evidenced by this Warrant shall not be transferred unless and until: (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company, (ii) a registration statement relating to the offer and sale of such securities that includes a current prospectus with respect to which the Holder has exercised its registration rights pursuant to Section 4.2 herein, has been filed and declared effective by the Securities and Exchange Commission (the “Commission”) and compliance with applicable state securities law has been established.

4. Registration Rights.

4.1. “Piggy-Back” Registration.

4.1.1. Grant of Right. Unless all of the Registrable Securities are included in an effective registration statement with a current prospectus or a qualified offering statement with a current offering circular, the Holder shall have the right, for a period of five years commencing on the date of sales of the Offering, to include the remaining Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145 promulgated under the Act or pursuant to Form F-3 or any equivalent form).

4.1.2. Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities pursuant to Section 4.1.1 hereof, but the Holders shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than 30 days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each registration statement filed by the Company until such time as all of the Registrable Securities have been registered under an effective registration statement. The holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice, within ten days of the receipt of the Company’s notice of its intention to file a registration statement. Except as otherwise provided in this Warrant, there shall be no limit on the number of times the Holder may request registration under this Section 4.1.2. Notwithstanding the provisions of this Section 4.1.2, such piggyback registration rights shall terminate on the fifth anniversary of the commencement of sales of the Offering in accordance with FINRA 5110(g)(8)(D).

4.2. General Terms.

4.2.1. Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Underwriters contained in Section 7.1 of the Underwriting Agreement. The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 7.2 of the Underwriting Agreement pursuant to which the Underwriters have agreed to indemnify the Company.

4.2.2. Exercise of Warrant. Nothing contained in this Warrant shall be construed as requiring the Holder(s) to exercise this Warrant prior to or after the initial filing of any registration statement or the effectiveness thereof.

4.2.3. Documents Delivered to Holders. If the registration statement includes an underwritten public offering of the Company, the Company shall also deliver promptly to each Holder participating in the offering requesting the correspondence and memoranda described below and to the managing underwriter, if any, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of FINRA. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times as any such Holder shall reasonably request.

4.2.4. Underwriting Agreement. If the registration statement for the Holders’ Registrable Securities includes an underwritten public offering of the Company, the Company shall enter into an underwriting agreement with the managing underwriter(s), if any. Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriter, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriter(s) shall also be made, when applicable to the Holders Registrable Securities, to and for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriter(s) except as they may relate to such Holders, their Shares and their intended methods of distribution.

4.2.5. Documents to be Delivered by Holder(s). Each of the Holder(s) participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling security holders.

4.2.6. Damages. Should the registration or the effectiveness thereof required by Section 4.2 hereof be delayed by the Company or the Company otherwise fails to comply with such provisions, the Holder(s) shall, in addition to any other legal or other relief available to the Holder(s), be entitled to obtain specific performance or other equitable (including injunctive) relief against the threatened breach of such provisions or the continuation of any such breach, without the necessity of posting bond or other security.

4.2.7. Rule 144 Registration. The provisions of this Section 4 shall be inapplicable to the extent the Registrable Securities become eligible for sale by the Holder without the need for current pubic information or other restriction pursuant to Rule 144 under the Act.

5. New Warrants to be Issued.

5.1. Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2.1 hereof, the Company shall cause to be delivered to the Holder without charge a new Warrant of like tenor to this Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Warrant has not been exercised or assigned.

5.2. Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

6. Adjustments.

6.1. Adjustments to Exercise Price and Number of Ordinary Shares. The Exercise Price and the number of Ordinary Shares underlying this Warrant shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1. Share Dividends; Split Ups. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares or by a split up of Ordinary Shares or other similar event, then, on the effective day thereof, the number of Ordinary Shares purchasable hereunder shall be increased in proportion to such increase in outstanding Ordinary Shares, and the Exercise Price shall be proportionately decreased.

6.1.2. Aggregation of Ordinary Shares. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Ordinary Shares is decreased by a consolidation, combination or reclassification of Ordinary Shares or other similar event, then, on the effective date thereof, the number of Ordinary Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding Ordinary Shares, and the Exercise Price shall be proportionately increased.

6.1.3. Replacement of Ordinary Shares upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares other than a change covered by Section 6.1.1 or Section 6.1.2 hereof or that solely affects the par value of such Ordinary Shares, or in the case of any share reconstruction or amalgamation or consolidation of the Company with or into another corporate entity (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing entity and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporate entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Warrant shall have the right thereafter (until the expiration of the right of exercise of this Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Ordinary Shares obtainable upon exercise of this Warrant immediately prior to such event; and if any reclassification also results in a change in Ordinary Shares covered by Section 6.1.1 or Section 6.1.2, then such adjustment shall be made pursuant to Section 6.1.1, Section 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers.

6.1.4. Changes in Form of Warrant. This form of Warrant need not be changed because of any change pursuant to this Section 6.1, and any Warrant issued after such change may state the same Exercise Price and the same number of Ordinary Shares as are stated in the Warrant initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of a new Warrant reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the date hereof or the computation thereof.

6.2. Substitute Warrant. In case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporate entity (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding Ordinary Shares), the entity formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a substitute Warrant providing that the holder of each Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Warrant) to receive, upon exercise of such Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of Ordinary Shares of the Company for which such Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such substitute Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 6. The above provision of this Section 6 shall similarly apply to successive consolidations or share reconstructions or amalgamations.

6.3. Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Ordinary Shares upon the exercise of the Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down, as the case may be, to the nearest whole number of Shares or other securities, properties or rights.

7. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized Ordinary Shares, solely for the purpose of issuance upon exercise of this Warrant, such number of Ordinary Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of this Warrant and payment of the Exercise Price therefor, in accordance with the terms hereby, all Ordinary Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as this Warrant shall be outstanding, the Company shall use its best efforts to cause all Ordinary Shares issuable upon exercise of this Warrant to be listed (subject to official notice of issuance) on all national securities exchanges (or, if applicable, on the OTC Bulletin Board or any successor trading market) on which the Ordinary Shares issued to the public in the Offering may then be listed and/or quoted.

8. Certain Notice Requirements.

8.1. Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Warrant and its exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books (the “Notice Date”) for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders.

8.2. Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its Ordinary Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3. Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Financial Officer.

8.4. Transmittal of Notices. All notices, requests, consents and other communications under this Warrant shall be in writing and shall be deemed to have been duly made (1) when hand delivered, (2) when mailed by express mail or private courier service, (3) when the event requiring notice is disclosed in all material respects and filed in a current report on Form 6-K or in a definitive proxy statement on Schedule 14A prior to the Notice Date, or (4) if sent by electronic mail, on the day the notice was sent if during regular business hours and, if sent outside of regular business hours, on the following business day: (i) if to the registered Holder of the Warrant, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to following address or to such other address as the Company may designate by notice to the Holders:

If to the Holder:

Network 1 Financial Securities, Inc.

The Galleria, 2 Bridge Avenue, Suite 241

Red Bank, NJ 07701

Email: adampasholk@netw1.com

Attn: Adam Pasholk, Managing Director

With a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC
800 Third Avenue, Suite 2800, New York, NY 10022
Email: ltaubman@htflawyers.com
Attn: Louis Taubman, Esq.

If to the Company:

China Eco-Materials Group Co. Limited

No. 200, Liu Gang Tou, Qinglin Community, Tangshan Township, Nanjing

Jiangsu Province

People’s Republic of China 211131

Attn: Peng (Gillian) Hu, Chief Financial Officer

Email: gillian.hu@zghbxc.com

With a copy (which shall not constitute notice) to:

FisherBroyles LLP

1200 G Street NW, Suite 800

Washington, D.C. 20005

Attn: Jeffrey Li, Esq.

Email: jeffrey.li@fisherbroyles.com

9. Miscellaneous.

9.1. Amendments. The Company and Network 1 may from time to time supplement or amend this Warrant without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Network 1 may deem necessary or desirable and that the Company and Network 1 deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Warrant.

9.3. Entire Agreement. This Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4. Binding Effect. This Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees and respective successors and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Warrant or any provisions herein contained.

9.5. Governing Law; Submission to Jurisdiction. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Warrant shall be brought and enforced in the state courts located in New York County, or in the United States District Court for the Southern District of New York located in the City of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and Holder hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

9.6. Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.7. Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Warrant, Holder agrees that, at any time prior to the complete exercise of this Warrant by Holder, if the Company and Network 1 enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Warrants will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

9.8. Execution in Counterparts. This Warrant may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Such counterparts may be delivered by facsimile transmission or other electronic transmission.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant Agreement to be signed by its duly authorized officer as of the ____ day of _______, 2021.

CHINA ECO-MATERIALS GROUP CO. LIMITED

By:
Name:
Title:

EXHIBIT A

TO

WARRANT AGREEMENT

Form to be used to exercise Warrant Agreement:

Date: __________, 20___

The undersigned hereby elects irrevocably to exercise the Warrant for ____ ordinary shares, $0.0001 par value per share (“Ordinary Shares”) of China Eco-Materials Group Co. Limited, a Cayman Islands company (the “Company”) and hereby makes payment of $____ (at the rate of $____ per Ordinary Share) in payment of the Exercise Price pursuant thereto. Please issue the Ordinary Shares as to which this Warrant is exercised in accordance with the instructions given below and, if applicable, a new Warrant representing the number of Ordinary Shares for which this Warrant has not been exercised.

or

The undersigned hereby elects irrevocably to convert its right to purchase ____ Ordinary Shares under the Warrant Agreement for ____ Ordinary Shares, as determined in accordance with the following formula:

Y (A-B)
X=	________
A

Where,	X	=	The number of Ordinary Shares to be issued to Holder;
	Y	=	The number of Ordinary Shares for which the Warrant is being exercised;
	A	=	The fair market value of one Ordinary Share; and
	B	=	The Exercise Price.

The undersigned agrees and acknowledges that the calculation set forth above is subject to confirmation by the Company and any disagreement with respect to the calculation shall be resolved by the Company in its sole discretion.

Please issue the Ordinary Shares as to which this Warrant is exercised in accordance with the instructions given below and, if applicable, a new Warrant Agreement representing the number of Ordinary Shares for which this Warrant has not been exercised.

Signature

Signature Guaranteed

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name: (Print in Block Letters)

Address:

NOTICE: The signature to this form must correspond with the name as written upon the face of the Warrant Agreement without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

Ex A-1

EXHIBIT B

TO

WARRANT AGREEMENT

Form to be used to assign Warrant Agreement:

(To be executed by the registered Holder to effect a transfer of the Warrant Agreement):

FOR VALUE RECEIVED, ___________________________ does hereby sell, assign and transfer unto the right to purchase ordinary shares, $0.0001 par value per share, of China Eco-Materials Group Co. Limited, a Cayman Islands company (the “Company”), evidenced by the Warrant Agreement and does hereby authorize the Company to transfer such right on the books of the Company.

Dated:  ____________, 20__

Signature

NOTICE: The signature to this form must correspond with the name as written upon the face of the Warrant Agreement without alteration or enlargement or any change whatsoever.

Ex B-1